EXHIBIT 99.1

For Immediate Release

Crown Media Holdings Names Henry Schleiff

President and Chief Executive Officer

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STUDIO CITY, CA -- October 4, 2006 - Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel, today announced that Henry Schleiff, chairman of the Court Television Network, has been named President and Chief Executive Officer of Crown Media. He will join Crown Media immediately and will work out of the Company's New York offices.

Schleiff served as chairman and CEO of Court TV from 1999 through 2006. Under his leadership Court TV became one of the most successful cable networks in the industry, growing from 30 million subscribers to 85 million subscribers and becoming a leader in prime time cable ratings. Earlier this year he successfully negotiated the sale of Court TV to Time Warner.

"Henry is an industry leader who is passionate about the opportunities that can be created in cable television. His experience and expertise make him uniquely qualified for this role," said Don Hall, Jr., President and CEO of Hallmark Cards, Inc., and Co-Chairman of the Crown Media Holdings, Inc. Board of Directors. "Henry is universally respected and has a proven track record of building a highly successful cable network, producing a wide variety of original programming and guiding high performance management teams."

"I am delighted to be joining Crown Media for three reasons," said Schleiff. "First, I passionately believe in the network's message and what it stands for: quality and values as reflected in its family friendly original programming and award-winning series and movies.

"Secondly, operators appreciate Hallmark Channel's importance to them as one of the few networks in their lineup not programmed toward the younger demographics but, rather, at subscribers who are often the ones actually paying the cable bill and who simply want quality programming they can watch with their family. Similarly, advertisers who are seeking to maximize the effective return on their investments will increasingly turn to the well-established buying power of the Baby Boomer generation -- an audience to which the uncluttered and engaging environment of Hallmark Channel directly appeals.

"Lastly, while this is a challenging environment for all forms of media -- especially, as I well know, for an independent cable network -- my experience proves that if you start with quality, add value and surround yourself with the kind of talented and dedicated people already at Hallmark Channel, you have the right ingredients to make some real progress -- and even have some fun along the way!"

Before joining Court TV, Schleiff held executive positions at Home Box Office, Inc., Viacom, Inc. and Studios USA. He is a graduate of the University of Pennsylvania and The University of Pennsylvania School of Law. Schleiff serves as Vice Chairman of the Board of Directors of the IRTS and as a member of the Board of Directors of the International Council, The Creative Coalition, The Cable Center and various charitable and philanthropic organizations.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes Hallmark Channel in the U.S. to 75 million subscribers. The program service is distributed through 5,300 cable systems and communities as well as direct-to-home satellite services across the country.   Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Total Day and Prime Time household ratings. Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel.  Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes titles in the U.S. from its award-winning collection of movies, mini-series and films for exhibition in a variety of television media including broadcast, cable, video-on-demand and high definition television. Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

For additional information, please contact:

Mindy Tucker Nancy Carr

IR Focus Hallmark Channel

914.725.8128 818.755.2643

mindy@irfocusllc.com nancycarr@hallmarkchannel.com

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